Exhibit (l)

May 26, 2026

Destiny Tech100 Inc.

1401 Lavaca Street #144

Austin, TX 78701

Ladies and Gentlemen:

We have acted as counsel to Destiny Tech100 Inc., a Maryland corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form N-2, filed with the Securities and Exchange Commission on May 26, 2026 and as amended from time to time (the “Registration Statement”), pursuant to which the Company is registering under the Securities Act of 1933, as amended (the “Act”), shares of common stock, par value $0.00001 per share, of the Company (the “Common Stock”) pursuant to Rule 415 under the Act.

The Registration Statement provides that the Securities may be sold from time to time in amounts, at prices, and on terms to be set forth in one or more supplements (each, a “Prospectus Supplement”) to the final prospectus included in the Registration Statement at the time it becomes effective (the “Prospectus”).

We have examined the Registration Statement and such corporate records, certificates, and documents as we deemed necessary for the purpose of this opinion. We have relied as to certain factual matters on information obtained from public officials and officers of the Company. Based on that examination, we advise you that in our opinion the shares of Common Stock offered by the Company, when issued under the circumstances contemplated in the Registration Statement the Prospectus, the applicable Prospectus Supplement, and upon adoption by the board of directors of the Company or a duly established committee thereof, of a resolution in form and content as required by applicable law, will be legally issued, fully paid, and non-assessable.

In expressing the opinion set forth herein, we have assumed that (i) all documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform with the originals of those documents, (iii) all signatures on all documents submitted to us for examination are genuine (whether manual, electronic or otherwise) and, to the extent that a signature on a document is manifested by electronic or similar means, such signature has been executed or adopted by a signatory with an intent to authenticate and sign the document, (iv) each natural person executing any such document is legally competent to do so, (v) at the time of issuance of the shares of Common Stock pursuant to the terms of the offering as set forth in the Registration Statement, the Company will have a sufficient number of authorized but unissued shares of Common Stock available pursuant to its charter, (vi) at the time of issuance of the shares of Common Stock pursuant to the terms of the offering as set forth in the Registration Statement, the Company will be in good standing under the laws of the State of Maryland and (vii) all public records reviewed by us or on our behalf are accurate and complete. We express no opinion with respect to the laws of, or the effect or applicability of the laws of, any jurisdiction other than, and our opinion expressed herein is limited to, the laws of the State of Maryland. The opinion expressed herein is limited to the matters expressly set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

Destiny Tech100 Inc. May 26, 2026 Page 2

We hereby consent to the use of our name under the heading “Legal Matters” in the Registration Statement and Prospectus and to the filing of this opinion as an exhibit to the same. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ Charles F. Hilberg III
Principal